Exhibit 10.15(a)

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

LICENSE AGREEMENT

by and between

SANA BIOTECHNOLOGY, INC.

And

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

Dated as of March 19, 2019

i

6.1 Control	28

6.2 Expenses	29

6.3 Abandonment	29

6.4 Patent Term	30

6.5 Marking	30

7. Enforcement of Patent Rights.	30

7.1 Notice	30

7.2 Suit by Licensee	30

7.3 Suit by Harvard	31

7.4 Own Counsel	31

7.5 Cooperation	31

7.6 Defense of Patent Rights	31

8. Representation; Warranties and Covenants.	32

8.1 Representations and Warranties	32

8.2 No Other Warranties	32

8.3 Compliance with Law	33

8.4 Limitation of Liability	33

9. Indemnification and Insurance.	34

9.1 Indemnity	34

9.2 Insurance	35

10. Term and Termination.	36

10.1 Term	36

10.2 Termination	36

10.3 Effect of Termination	37

10.4 Continuation of Covenant Not to Sue	40

10.5 Survival	40

11. Miscellaneous.	40

11.1 Confidentiality	40

11.2 Preference for United States Industry	43

11.3 No Security Interest	43

11.4 Publicity	43

11.5 Use of Name	43

11.6 Entire Agreement	44

11.7 Notices	44

ii

11.8 Dispute Resolution	44

11.9 Governing Law and Jurisdiction	44

11.10 Binding Effect	45

11.11 Headings	45

11.12 Counterparts	45

11.13 Amendment; Waiver	45

11.14 No Agency or Partnership	45

11.15 Assignment and Successors	45

11.16 Force Majeure	46

11.17 Construction; Interpretation	46

11.18 Severability	46

iii

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of this 19th day of March, 2019 (the “Effective Date”), by and between Sana Biotechnology, Inc., a corporation existing under the laws of Delaware, having a place of business at 1616 Eastlake Avenue East, Suite 360, Seattle, WA 98102 (“Licensee”), and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Richard A. and Susan F. Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).

WHEREAS, the technology claimed in the Patent Rights (as defined below) was developed by researchers at Harvard, including researcher [***], and with respect to the technology claimed in the [***] Patent Rights, together with researchers at Children’s Medical Center Corporation;

WHEREAS, the research was sponsored in part by the Federal Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, Licensee wishes to obtain a license under the Patent Rights and related Know-How (each, as defined below);

WHEREAS, Harvard desires to have products based on the inventions described in the Patent Rights developed and commercialized to benefit the public;

WHEREAS, such products may be applicable to the improvement of the health of individuals throughout the world; and

WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to use Commercially Reasonable Efforts to develop, obtain regulatory approval for and commercialize such products, and thereafter make them available to the public, in each case, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 (Definitions) or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “[***] Patent Rights” means those patents and patent applications listed beside Harvard Case No. [***] in Exhibit 1.73 hereto, (including the PCT or U.S. utility application claiming priority to such application(s) that are filed on such application(s)); (b) any patent or patent application that claims priority to or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or resulting patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of or based on any patents and patent applications identified in (a) through (e).

1.2 “[***] Patent Rights,” or, separately and individually, the “[***] Patent Rights” and “[***] Patent Rights,” means those patents and patent applications listed beside Harvard Case Nos. [***] and/or [***], as the case may be, in Exhibit 1.73 hereto, (including the PCT or U.S. utility application claiming priority to such application(s) that are filed on such application(s)); (b) any patent or patent application that claims priority to or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or resulting patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of or based on any patents and patent applications identified in (a) through (e).

1.3 “[***] Field” means applications that involve the use of cells derived ex vivo [***] within the Therapeutics Field.

1.4 “[***] Patent Rights,” or, separately and individually, the “[***] Patent Rights” and “[***] Patent Rights,” means those patents and patent applications listed beside Harvard Case Nos. [***] and/or [***], as the case may be, in Exhibit 1.73 hereto, (including the PCT or U.S. utility application claiming priority to such application(s) that are filed on such application(s)); (b) any patent or patent application that claims priority to or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or resulting patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of or based on any patents and patent applications identified in (a) through (e).

1.5 “Abandoned Patent Rights” shall have the meaning set forth in Section 6.3 (Abandonment).

1.6 “Achieved Milestone” shall have the meaning set forth in Section 4.3.5 (Skipped Milestone).

1.7 “Acquirer” shall have the meaning set forth in Section 4.7 (Success Payments).

1.8 “Additional Jurisdiction” shall have the meaning set forth in Section 2.1.4 (Additional License Efforts).

1.9 “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.10 “Agreement” shall have the meaning set forth in the preamble.

1.11 “Applicable Law” means, with respect to a given jurisdiction, all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of any regulatory authorities) that may be in effect from time to time in such jurisdiction.

1.12 “BLA” means a Biologics License Application, filed with the FDA or an equivalent application to any Regulatory Authority requesting Regulatory Approval for a new product.

1.13 “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.14 “Calendar Year” means any twelve (12) month period commencing on January 1.

1.15 “Cap Table” shall have the meaning set forth in Section 4.1.2.1 (Representations and Warranties).

1.16 “CD47” means [***].

1.17 “Challenging Party” shall have the meaning set forth in Section 4.5 (Patent Challenge).

1.18 “Change of Control” means, with respect to Licensee, (a) a merger or consolidation of Licensee with a third party that results in the voting securities of Licensee outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the owner of more than fifty percent (50%) of the combined voting power of Licensee’s outstanding securities other than through issuances by Licensee of securities of Licensee in a bona fide financing transaction or series of related bona fide financing transactions or (c) the sale, lease or other transfer to a third party of all or substantially all of Licensee’s assets or business.

1.19 “CIITA” means [***].

1.20 “Claims” shall have the meaning set forth in Section 9.1.1 (Indemnity).

1.21 “Clinical Study” means (a) a Phase 1 Clinical Study, Phase 2 Clinical Study, Phase 3 Clinical Study, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of a BLA or other similar application for Regulatory Approval.

1.22 “Combination Regimen” means a Licensed Product that consists of the following sold for a single price: (a) a product or service that is Covered by one or more Patent Rights or satisfies the criteria in clause (1) of the definition of Licensed Product and (b) at least one other (i) therapeutically active ingredient, (ii) delivery device, or (iii) service or treatment that is reimbursable by private or government health insurance programs and is provided by a Third Party in connection with the administration of the product or service described in the foregoing clause (a), in each case ((i) – (iii)), that is not Covered by any Patent Right and does not satisfy the criteria in clause (1) of the definition of Licensed Product (each such other therapeutically active ingredient, delivery device or service or treatment described in the foregoing clause (b), an “Independent Component”).

1.23 “Commercially Reasonable Efforts” means (a) with respect to achieving any objective by Licensee (other than those set forth in clause (b) below), using diligent, good faith efforts to accomplish such objective as a similarly situated pharmaceutical or biotechnology company would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to the development or commercialization of any Licensed Product by Licensee, those efforts and resources that would be used by Licensee with regard to the development, manufacture and commercialization of biopharmaceutical products owned by it or to which it has rights, that is of similar market and profit potential, at a similar stage in development or product life (including without limitation the promptness with which such efforts and resources would be applied) as the applicable Licensed Product, such efforts and resources being consistent in scope with those that would be applied by a similarly situated pharmaceutical or biotechnology company to the development and pursuit of regulatory approval of therapeutic candidates of commercial potential similar to the applicable Licensed Product, in each case, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products sold by third parties in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved and all other relevant factors.

1.24 “Confidential Information” shall have the meaning set forth in Section 11.1.1.3 (Definitions).

1.25 “Covenant Beneficiaries” means Licensee or any of its Affiliates or Sublicensees, or any of its or their direct or indirect licensees, sublicensees, importers, exporters, suppliers, manufacturers, distributors, contractors, agents or customers.

1.26 “Covered” means, with respect to a given product, process, method or service, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by the making, using, selling, offering for sale, importation or other exploitation of such product, process, method or service. With respect to a claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by such Valid Claim if it were contained in an issued patent. Cognates of the word “Covered” shall have correlative meanings.

1.27 “Covered Product” means a Licensed Product that is Covered by a Valid Claim of a Patent Right.

1.28 “Developed Country” means any country other than a Developing Country on the Effective Date and any countries that cease to be Developing Countries after the Effective Date from and after the date that they cease to be Developing Countries in accordance with the definition below.

1.29 “Developing Country” means any low-income or lower-middle-income country, as defined by the World Bank, other than those countries listed in Exhibit 7.

1.30 “Development Milestones” means the development and commercialization milestones set forth in Exhibit 3.1.1 hereto, including all Second Product Development Milestones (as each may be amended during the Term).

1.31 “Development Plan” means the preclinical and clinical plan for the development of Licensed Products as such plan will be developed, and may be adjusted from time to time, in each case, by Licensee pursuant to Section 3.2 (Initial Development Plan).

1.32 “Direct License” shall have the meaning set forth in Section 10.3.1.2 (Direct Licenses).

1.33 “Dispute” shall have the meaning set forth in Section 11.8 (Dispute Resolution).

1.34 “Effective Date” shall have the meaning set forth in the preamble.

1.35 “EU” means the European Union.

1.36 “EU Major Market Countries” means the United Kingdom, Germany, Italy, France and Spain.

1.37 “Executive Officers” shall have the meaning set forth in Section 11.8 (Dispute Resolution).

1.38 “FDA” means the United States Food and Drug Administration (or any equivalent successor agency).

1.39 “Financing Threshold” means an aggregate total investment of [***] in cash since the date of incorporation or formation of Licensee, in one or a series of related or unrelated transactions, in each case, in exchange for Licensee’s capital stock.

1.40 “First Commercial Sale” means the date of the first sale by Licensee, its Affiliate or a Sublicensee of a Licensed Product to a third party for end use or consumption of such Licensed Product following receipt of any required Regulatory Approval in the country in which such Licensed Product is sold, excluding, however, any sale or other distribution for use in a clinical study.

1.41 “FSFD” means, with respect to a clinical study, the first dose of the first subject dosed in such clinical study.

1.42 “Fully-Diluted Basis” means, as of a specified date, the number of shares of common stock of Licensee then-outstanding plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible) plus, without duplication, the number of shares reserved and available for future grant under any then-existing equity incentive plan of Licensee; provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (a) preemptive or other rights to participate in new offerings of securities by Licensee after the Effective Date, (b) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (c) anti-dilution provisions that have not been triggered.

1.43 “Generic/Biosimilar Product” means, with respect to a Licensed Product in a particular country, any cell therapy product that: (a) (i) contains substantially the same gene edits in the same cell type, in each case, as such Licensed Product, and is approved by the Regulatory Authority in such country with the same or substantially the same labeling as such Licensed Product for at least one indication in the Therapeutics Field or (ii) is approved by the Regulatory Authority in such country or jurisdiction as a substitutable biosimilar or bioequivalent for such Licensed Product for an indication in the Therapeutics Field or otherwise approved in a manner that relied on or incorporated data submitted by Licensee, its Affiliates or Sublicensees, in connection with the regulatory filings for such Licensed Product, including as a “Biosimilar Biologic Product” under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, Title VII, Subtitle A Biologics Price Competition and Innovation Act of 2009, 42 U.S.C. 262, Section 351 of the PHSA, or, outside the United States, in accordance with European Directive 2001/83/EC on the Community Code for medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the Community procedures for the authorization and evaluation of medicinal products, each as amended, and together with all associated guidance, and any counterparts thereof or equivalent process inside or outside of the United States or EU to the foregoing, or any similar procedure provided for biosimilars or that may be applicable to gene therapy products in each case now or in the future; and (b) is sold in such country or jurisdiction by a third party that is not a Sublicensee or an Affiliate of Licensee or a Third Party Distributor of any of them. Any product or component thereof (including any Licensed Product or component thereof) licensed, marketed, sold, manufactured or produced by Licensee or its Affiliates or Sublicensees will not constitute a Generic/Biosimilar Product.

1.44 “Harvard” shall have the meaning set forth in the preamble.

1.45 “Harvard Confidential Information” shall have the meaning set forth in Section 11.1.1.1 (Definitions).

1.46 “Harvard Names” shall have the meaning set forth in Section 11.5 (Use of Name).

1.47 “HLA Class I Genes” mean [***].

1.48 “HLA Class II Genes” mean [***].

1.49 “HLA-A,” “HLA-B,” or “HLA-C” means [***].

1.50 “HLA-G” means [***].

1.51 “HLA-Razor” means [***].

1.52 “IND” means an FDA Investigational New Drug application, or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.53 “IND Clearance Date” means, with respect to an IND for a Licensed Product that was filed by Licensee, or any Affiliate or Sublicensee of Licensee, (a) in the U.S., the date that is [***] days following the filing of the first IND for such Licensed Product, if Licensee or its Affiliates or Sublicensees has not received any notice of a clinical hold or any other administrative delay from the FDA during such [***] day period; provided that, if Licensee or its Affiliate or Sublicensee does receive a notice of a clinical hold or there is such other administrative delay, then “IND Clearance Date” for such Licensed Product will be the date on which the FDA lifts such clinical hold or such other administrative delay is otherwise resolved and the FDA first allows the Licensed Product to be administered to a human pursuant to such IND, or (b) in other regulatory jurisdictions outside the U.S., the date on which such Licensed Product is first permitted by the applicable Regulatory Authority of such jurisdiction to be administered to a human pursuant to an IND in accordance with Applicable Law.

1.54 “Indemnitees” shall have the meaning set forth in Section 9.1.1 (Indemnity).

1.55 “Independent Components” shall have the meaning set forth in Section 1.22 (Combination Regimen).

1.56 “Ineligible Sublicensees” shall have the meaning set forth in Section 10.3.1.1 (Termination of Rights; Ineligible Sublicensees).

1.57 “Infringement” shall have the meaning set forth in Section 7.1 (Notice).

1.58 “Initial Public Offering” means a firm-commitment underwritten public offering of equity securities by Licensee (or an Acquirer) or its (or their) Affiliate pursuant to an effective registration statement under the Securities Act of 1933, as amended.

1.59 “Know-How” means [***].

1.60 “Licensed Affiliate” shall have the meaning set forth in Section 2.3 (Affiliates).

1.61 “Licensed Product” means:

(1)	any product containing [***] that are modified to do each of the following:

[***]

or

(2)	any product, the manufacture, use, sale, offer for sale, performance or import of which is Covered by a Valid Claim within the Patent Rights

or

(3)	any service using any product described above in the foregoing clauses (1) or (2).

For clarity, Licensed Product includes Combination Regimens.

1.62 “Licensee” shall have the meaning set forth in the preamble.

1.63 “Licensee Confidential Information” shall have the meaning set forth in Section 11.1.1.2 (Definitions).

1.64 “Loss of Market Exclusivity” means, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Year-by-Calendar Year basis, the following has occurred:

(a) the aggregate Net Sales of such Licensed Product in such country in such Calendar Year are less than [***] percent ([***]%) of the peak annual Net Sales of such Licensed Product in such country in any preceding Calendar Year; and

(b) a Generic/Biosimilar Product with respect to such Licensed Product is being marketed and sold by a third party in such Calendar Year in such country.

1.65 “Maintenance Fees” shall have the meaning set forth in Section 4.2 (Annual License Maintenance Fees).

1.66 “Milestone Event” means any milestone event indicated in Table 4.3.1.

1.67 “Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee and its Affiliates and Sublicensees, other than any Third Party Distributor, (in each case, the “Invoicing Entity”) on sales or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales or other transfers and not previously deducted from the gross invoice price:

[***]

1.68 “NLRC5” means [***].

1.69 “Non-Covered Product” means any Licensed Product that is not a Covered Product and has not been Covered by an issued Valid Claim within the Patent Rights at any time.

1.70 “Non-Covered Product Royalty Term” shall have the meaning set forth in Section 4.4.2 (Royalty Term).

1.71 “Non-Royalty Sublicense Income” means all consideration received by Licensee or its Affiliates in consideration for a Sublicense to any other person or entity (other than payments made to Licensee or its Affiliates by a wholly-owned Subsidiary of Licensee or, following a Change of Control of Licensee, by an Affiliate of Licensee that is not a Restricted Affiliate and that shares one hundred percent common ownership with Licensee), such as license or distribution fees, milestone or option payments or license maintenance fees, but specifically excluding the following: [***]

To avoid doubt as to the calculation of Non-Royalty Sublicense Income, fair market value of proceeds from equity securities, other equity related rights of Licensee or consideration for board seat or observer rights will be determined by reference to the price paid or that would be paid by a non-Sublicensee third party for the same Licensee equity security or equity-related right (equal to such price wherever available) under the same conditions, taking into account all relevant conditions related to the sale of such securities or rights or by a reasonable methodology where such non-Sublicensee third party price is not available.

In the event that non-cash consideration is received as Non-Royalty Sublicense Income, Non-Royalty Sublicense Income shall be calculated based on the fair market value of such non-cash consideration, or, at Licensee’s election, Licensee may distribute Harvard’s share to Harvard in kind; provided that Licensee may only elect to make such a distribution if such non-cash consideration is a freely transferable security (except for such restrictions on transfer imposed by law). For clarity, [***]. All rights relevant to making, using, selling, offering to sell or importing particular Licensed Products, including Non-Covered Products, to which a Sublicense relates shall be included in or deemed to be granted in connection with the Sublicense under which the rights granted to Licensee hereunder are sublicensed with respect to such Licensed Products. In addition, [***] shall not be deemed to give rise to Non-Royalty Sublicense Income for purposes of this Agreement. In addition, no [***] shall be deemed to be a Sublicense nor to give rise to Non-Royalty Sublicense Income.

1.72 “Patent Challenge” means any direct or indirect (through the actions of another acting on Licensee’s, its Affiliate’s, or a Sublicensee’s behalf or upon its or their instruction) dispute or challenge, or any knowing, willful or reckless assistance in the dispute or challenge, of the validity, inventorship, ownership or enforceability of any Patent Right or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Patent Rights, or any disparagement of the Patent Rights or raising of any issue of the Patent Rights’ compliance with or sufficiency under applicable patent laws, regulations or administrative rules, in any legal or administrative proceedings in a court of law, before the United States Patent and Trademark Office or other similar agency or tribunal in any jurisdiction, or in arbitration including, without limitation, by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action.

1.73 “Patent Rights” means, in each case to the extent owned and controlled by Harvard: (a) the patents and patent applications listed in Exhibit 1.73: (including the PCT or U.S. utility application claiming priority to such application(s) that are filed on such application(s)); (b) any patent or patent application that claims priority to or is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or resulting patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of or based on any patents and patent applications identified in (a) through (e).

1.74 “PD-L1” means [***].

1.75 “Phase 1 Clinical Study” means a clinical study in any country involving the initial introduction of an investigational new drug into humans, the principle purpose of which is to determine the safety, metabolism and pharmacologic actions of the drug in humans and, if possible, to gain early evidence on effectiveness. In the United States, “Phase 1 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a) and in jurisdictions outside of the United States, a human clinical study that satisfies the requirements of any analogous regulation.

1.76 “Phase 2 Clinical Study” means a human clinical study in any country conducted to (a) evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and (b) determine the common short-term side effects and risks associated with the drug, which study may also explore a variety of doses, dose responses and duration of effect of the applicable drug. In the United States, “Phase 2 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(b) and in jurisdictions outside of the United States, a human clinical study that satisfies the requirements of any analogous regulation. A Phase 1B clinical study will not be considered a Phase 2 Clinical Study unless and until FSFD in the portion of any such Phase 1B clinical study that qualifies as a Phase 2 Clinical Study under 21 C.F.R. § 312.21(b) or any analogous regulation in jurisdictions outside of the United States.

1.77 “Phase 3 Clinical Study” means a human clinical study in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and that is prospectively designed to provide an adequate basis for physician labeling and support Regulatory Approval of such drug. In the United States, “Phase 3 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(c) and in jurisdictions outside of the United States, a human clinical study that satisfies the requirements of any analogous regulation.

1.78 “Regulatory Approval” means, with respect to a particular product or service, receipt of all regulatory clearances or approvals (which in the case of the EU may be through the centralized procedure) required in the jurisdiction in question for the sale of the applicable product or service in such jurisdiction, including receipt of pricing approval, if any, legally required for such sale.

1.79 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product, including, in the United States, the FDA.

1.80 “Restricted Affiliate” means any Affiliate of Company that is not a Subsidiary, solely during the period in which Harvard continues to own the Shares (which period will end upon (a) a Change of Control of Licensee in which Harvard receives cash consideration or publicly tradeable securities in exchange for the Shares (including equity of an acquirer of Licensee) or (b) Harvard’s sale or other disposition of the Shares not in connection with a Change of Control). After such period, no Affiliate of the Company will be a Restricted Affiliate.

1.81 “Royalty Term” shall have the meaning set forth in Section 4.4.2 (Royalty Term).

1.82 “Second Product Development Milestones” shall have the meaning set forth in Section 3.4 (Second Product Development Milestones).

1.83 “Series A Preferred Stock” means Licensee’s Series A Preferred Stock, par value $0.0001 per share, sold at a per share price of One U.S. Dollar per share.

1.84 “Series B Preferred Stock” means any series of preferred stock of Licensee sold by Licensee in a financing transaction other than Series A Preferred Stock, provided that if Licensee has issued more than [***] shares of Series A Preferred Stock, then the term “Series B Preferred Stock” shall include any such additional shares of Series A Preferred Stock in excess of the first [***] shares of Series A Preferred Stock.

1.85 “Shares” shall have the meaning set forth in Section 4.1.1 (Initial Issuance).

1.86 “Skipped Milestone” shall have the meaning set forth in Section 4.3.5 (Skipped Milestone).

1.87 “Stock Issuance Agreement” means a Stock Issuance Agreement in the form attached hereto as Exhibit 4.1.1.

1.88 “Sublicense” means (a) any right granted, license given or agreement entered into by Licensee or any Sublicensee to or with any other person or entity (other than a Third Party Distributor), under or with respect to, or authorizing any practice under, any of the Patent Rights or any making, using, selling, offering for sale or importing of any Licensed Product, and (b) any option or other right granted by Licensee or any Sublicensee to any other entity to receive any of the rights described under clause (a) if such option were to be exercised; regardless of whether such grant of rights or license given, or agreement entered into, is referred to or is described as a sublicense or such person or entity is referred to as a sublicensee.

1.89 “Sublicensee” means any person or entity granted a Sublicense.

1.90 “Subsidiary” means any Affiliate of Licensee that is controlled (as such term is defined in Section 1.9 (Affiliate)), directly or indirectly, by Licensee.

1.91 “Suit” shall have the meaning set forth in Section 11.9 (Governing Law and Jurisdiction).

1.92 “Term” means the term of this Agreement as set forth in Section 10.1 (Term).

1.93 “Therapeutics Field” means the treatment of disease in humans.

1.94 “Third Party” means any person or entity other than Licensee, its Affiliates and Harvard.

1.95 “Third Party Distributor” means, with respect to a country, any Third Party that purchases Licensed Products in such country from an Invoicing Entity and is appointed as a distributor to distribute, market and resell such Licensed Product in such country, even if such Third Party is granted ancillary rights to package or obtain Regulatory Approval of such Licensed Product in order to distribute, market or sell such Licensed Product in such country; provided that if any such Third Party pays Licensee or its Affiliate or Sublicensee any consideration (in any form) with respect to such engagement other than the consideration paid for the purchase of such Licensed Products, then any such additional consideration will be treated as Net Sales for purposes of this Agreement.

1.96 “Third Party Patent” means (a) a claim within an issued and unexpired patent that has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through interference, or (b) a pending claim of a pending patent application that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling and (iii) has not been pending for more than [***] years from the date of the first substantive office action from the relevant patent office for the applicable patent family, which such claim Licensee believes in good faith would (absent a license granted to Licensee) be infringed by Licensee’s making, using, selling, offering for sale or importing of a Covered Product.

1.97 “United States” means the United States of America.

1.98 “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling and (iii) has not been pending for more than [***] years from the date of the first substantive office action from the relevant patent office for the applicable patent family.

1.99 “Win-State Payment(s)” shall have the meaning set forth in Section 4.7 (Success Payments).

2. Licenses.

2.1	License Grants.

2.1.1

Exclusive License Grant. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee an exclusive, worldwide, royalty-bearing license, sublicensable solely in accordance with Section 2.3 (Affiliates) and Section 2.4 (Sublicenses), (a) under Harvard’s interests in the [***] Patent Rights, solely to make, have made, use, offer for sale, sell, have sold and import Licensed Products and to otherwise practice under the [***] Patent Rights, in each case, solely within the Therapeutics Field, and (b) under Harvard’s interests in the [***] Patent Rights, solely to make, have made, use, offer for sale, sell, have sold and import Licensed Products and to otherwise practice under the [***] Patent Rights, in each case, solely within the [***] Field.

2.1.2

Non-Exclusive License Grant. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee a non-exclusive, royalty-bearing license, sublicensable solely in accordance with Section 2.3 (Affiliates) and Section 2.4 (Sublicenses), under Harvard’s interests in the [***] Patent Rights and the Know-How, solely to make, have made, use, offer for sale, sell, have sold and import Licensed Products and to otherwise practice under and exploit the [***] Patent Rights and Know-How, in each case, solely within the Therapeutics Field. The non-exclusive license granted above under Harvard’s interests in the [***] Patent Rights is restricted to the United States and any other Additional Jurisdiction in which Harvard obtains the rights to grant such license pursuant to Section 2.1.4 (Additional License Efforts), and the non-exclusive license granted above under the Know-How is granted on a worldwide basis.

2.1.3

Covenant Not to Sue. Notwithstanding any provision in this Agreement to the contrary, Harvard hereby covenants, to the extent permitted by Applicable Law, that it shall not, during the Term, assert or cause to be asserted against any Covenant Beneficiary any claim of infringement under any [***] Patent Rights with respect to the manufacture, use, sale, offer for sale or import of the Licensed Products by any Licensee or any Licensed Affiliate or Sublicensee within the scope of the license granted in Section 2.1.2 (Non-Exclusive License Grant). If Harvard sells, assigns, exclusively licenses or otherwise transfers any right of enforcement in the Therapeutics Field under any [***] Patent Right to a Third Party, then Harvard will require such purchaser, assignee, licensee or transferee to agree in writing to be bound by the same covenant to the same extent as made by Harvard in this Section 2.1.3 (Covenant Not to Sue).

2.1.4

Additional License Efforts. Harvard and Licensee acknowledge that the license granted to Licensee in Section 2.1.2 (Non-Exclusive License Grant) under the [***] Patent Rights is limited to a non-exclusive grant only within the United States due in part to the rights thereunder held by an existing Third Party co-owner of the [***] Patent Rights. For [***] after the Effective Date, Harvard will work in good faith to obtain the right from such third party to grant to Licensee rights under the [***] Patent Rights outside of the United States and will regularly provide to Licensee, upon request (but no more frequently than [***] in any calendar quarter) updates regarding Harvard’s progress and status with respect to obtaining such rights. To the extent that Harvard is successful in obtaining the right from such Third Party to grant to Licensee rights under the [***] Patent Rights in jurisdictions outside of the United States, then Harvard will promptly provide written notice to Licensee of such additional jurisdictions, and at Licensee’s election in its sole discretion upon written notice to Harvard, as applicable, the license granted to Licensee in Section 2.1.2 (Non-Exclusive License Grant) under the [***] Patent Rights will automatically be expanded to include all such additional jurisdictions so designated by Licensee (each, an “Additional Jurisdiction”).

2.2	Reservation of Rights. Notwithstanding any provision in this Agreement to the contrary:

2.2.1

Harvard retains the right, for itself and for other not-for-profit research organizations, to practice under the Patent Rights within the scope of the license granted above, solely for academic research, educational and scholarly purposes;

2.2.2

the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations; and

2.2.3

Licensee agrees that the licenses granted by Harvard to Licensee hereunder shall not include any license under the Patent Rights for human germline modification, including [***] (“Human Germline Modification”), and Licensee agrees that it shall not use, and shall not permit its Affiliates to use the Patent Rights for Human Germline Modification.

2.3

Affiliates. The licenses granted to Licensee under Section 2.1 (License Grants) includes the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates that is not a Restricted Affiliate and that Licensee designates as a licensed Affiliate under this Agreement by providing written notice to Harvard of such designation (each such Affiliate a “Licensed Affiliate”). Subject to compliance with the terms of this Section 2.3 (Affiliates), a Licensed Affiliate will have the benefit of all rights (including all licenses) and remedies of Licensee under this Agreement. Accordingly, in this Agreement “Licensee” will be interpreted to mean “Licensee or its Licensed Affiliates”, in each case, where necessary to give each Licensed Affiliate the benefit of the rights and remedies provided to Licensee in this Agreement; provided that (a) Licensee shall remain responsible for the performance of such Licensed Affiliate and any act or omission taken or made by any Licensed Affiliate under this Agreement will be deemed an act or omission by Licensee under this Agreement; (b) solely with respect to Licensed Affiliates of Licensee that are not wholly-owned Subsidiaries, prior to any such Licensed Affiliate exercising or performing any of Licensee’s rights or obligations under this Agreement, such Licensed Affiliate shall agree in writing with Licensee to be bound by the terms and conditions of this Agreement as if it were Licensee hereunder, including specific written agreement (i) to indemnify, defend and hold Indemnitees harmless, and carry insurance, under the same terms as Article 9 (Indemnification and Insurance), (ii) that the Indemnitees are express third party beneficiaries of such writing, and (iii) prior to exercising or performing any of Licensee’s rights or obligations under this Agreement, such Affiliate shall agree in writing that it shall not practice the license under the Patent Rights for Human Germline Modification; and (c) any assumption of rights or obligations by Licensed Affiliates under this Agreement shall not relieve Licensee of any of its obligations under this Agreement. Licensee shall provide Harvard with a copy of any such agreement described in subclause (b) above; provided that Licensee shall be entitled to redact sensitive information not reasonably required to monitor Licensee’s and such Licensed Affiliate’s compliance with their obligations hereunder and enforce Harvard’s rights under this Agreement. Harvard shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement. The obligations of any Licensed Affiliate, as “Licensee” hereunder, shall survive the termination of such agreement with Licensee or such status as a Licensed Affiliate, to the extent such obligations under this Agreement, as applied to Licensee, survive termination of this Agreement.

2.4	Sublicenses.

2.4.1

Sublicense Grant. Licensee (and any Sublicensee at any tier) will be entitled to grant Sublicenses to Third Parties or Affiliates under the licenses granted pursuant to Section 2.1 (License Grants) subject to the terms of this Section 2.4 (Sublicenses); provided, however, that no Sublicense may be granted under the license granted pursuant to Section 2.1.2 (Non-Exclusive License Grant) except in connection with a Sublicense of the rights granted under the license granted pursuant to Section 2.1.1 (Exclusive License Grant). Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

2.4.2

Sublicense Agreements. Licensee and any Sublicensee shall grant Sublicenses pursuant to written agreements for consideration, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.4.2.1	all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

2.4.2.2

a section requiring Sublicensee (other than an Affiliate that is not a Restricted Affiliate and is either a wholly-owned Subsidiary of Licensee or, following a Change of Control, otherwise has one hundred percent common ownership with Licensee) to indemnify, defend and hold Indemnitees harmless and carry insurance under the same terms set forth in Article 9 (Indemnification and Insurance), which also will state that the Indemnitees are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.4.2.3

a statement that Harvard is an intended third-party beneficiary of such Sublicense for the purpose of enforcing all patent challenge, indemnification and insurance provisions of such Sublicense and enforcing the right to terminate such Sublicense for breach of the indemnification and insurance provisions of such Sublicense;

2.4.2.4

a provision clarifying that, in the event of termination of the licenses set forth in Section 2.1 (License Grants) (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license, subject to the terms of Section 10.3.1.2 (Direct Licenses);

2.4.2.5	a provision requiring Sublicensee to comply with Section 8.3 (Compliance with Law) and Section 11.5 (Use of Name);

2.4.2.6	a provision requiring the Sublicensee to agree that it shall not use the Patent Rights for Human Germline Modification; and;

2.4.2.7

a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Harvard, except that any such Sublicensee may assign the Sublicense agreement to an Affiliate of such Sublicensee or to a successor in connection with the merger, consolidation or sale, lease or other transfer of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.

2.4.3

Delivery of Sublicenses. Licensee shall furnish Harvard with a fully executed copy of any Sublicense agreement, promptly after its execution. Harvard shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement. Licensee shall be entitled to redact sensitive information not reasonably required to monitor Licensee’s and Sublicensee’s compliance with their obligations hereunder and enforce Harvard’s rights under this Agreement. No financial information may be redacted from any Sublicenses, except for Sublicenses granted to wholly-owned Subsidiaries of Licensee or to Affiliates of Licensee that are not Restricted Affiliates and that share one hundred percent common ownership with Licensee following a Change of Control, but only for so long as such Sublicensees retain such status as wholly-owned Subsidiaries or as sharing one hundred percent common ownership with Licensee.

2.5

Breach by Sublicensee. Licensee shall be responsible for any breach of a Sublicense agreement by any Sublicensee that results in a material breach of this Agreement and will have the right to cure any such breach in accordance with the terms of Section 10.2.2 (Termination for Default) or by terminating the applicable Sublicense in accordance with the terms thereof. In addition, Licensee shall remain responsible for the performance of any Sublicensee that is a Subsidiary of Licensee, and any act or omission taken or made by any such Subsidiary Sublicensee under this Agreement will be deemed an act or omission by Licensee under this Agreement.

2.6

No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

3.	Development and Commercialization.

3.1	Diligence.

3.1.1

General. Licensee shall, directly or through its Affiliates or Sublicensees (i) use Commercially Reasonable Efforts to (a) develop Licensed Products in accordance with the Development Plan, and (b) market Licensed Products following receipt of Regulatory Approval for such Licensed Products in a market; and (ii) achieve each of the Development Milestones within the time periods specified in Exhibit 3.1.1, as they may be extended in accordance with this Agreement.

3.1.2

Developing Countries. If at any time beginning [***] years after receipt of Regulatory Approval of any Licensed Product in a first country, Licensee is unable or unwilling to sell such Licensed Product or equivalent on a locally-affordable basis in any Developing Country(ies) in which such Licensed Product is not then available on a locally-affordable basis, and for which there is a bona fide third party company with sufficient resources that is willing to be a Sublicensee, then, at Harvard’s request, Licensee will negotiate in good faith a Sublicense agreement with any such potential Sublicensee.

3.2

Initial Development Plan. No later than [***] months after the Effective Date, Licensee will provide to Harvard a written Development Plan for the development of Licensed Products, which plan will include: (a) the material development activities to be conducted by or on behalf of Licensee with respect to the Licensed Products, with timelines for [***], and Licensee’s progress towards achieving the Development Milestones set forth in Exhibit 3.1.1 and (b) the estimated timelines on which Licensee believes, in its good faith judgment, that it will achieve such Development Milestones. Licensee may, from time to time, make such adjustments to the then current Development Plan using its good faith judgment.

3.3

Extensions to Development Milestones. Harvard recognizes that there are uncertainties associated with the development of products and the regulatory process required by the FDA (and foreign Regulatory Authorities that are equivalent to the FDA), and that Licensee may from time to time request to amend the Development Milestones set forth in Exhibit 3.1.1 prior to Licensee’s failure to meet any such Development Milestone. Accordingly, upon such written request by Licensee, Harvard agrees to extend the Development Milestones set forth in Exhibit 3.1.1 (by amending such exhibit) for a reasonable and appropriate period of time to be agreed by the parties at the time of such request if Licensee includes in its request for such an extension (a) a reasonable explanation for Licensee’s failure to achieve one or more Development Milestones by the applicable deadlines for achievement thereof set forth in Exhibit 3.1.1 (which reasonable explanation will not include lack of finances of Licensee) and (b) a reasonable update to the Development Plan to continue to progress the development of the Licensed Products, including the dates on which Licensee believes, in its good faith judgement, that it will achieve the updated or amended Development Milestones that Licensee has not achieved to date. If Licensee does not notify Harvard of Licensee’s expected failure to meet any Development Milestone prior to the applicable deadline for such Development Milestone set forth in Exhibit 3.1.1, Harvard shall have no obligation to extend any such Development Milestone under this Section 3.3 and may assert its right to terminate this Agreement in accordance with Section 10.2.2 upon failure of Licensee to meet any such Development Milestone.

3.4

Second Product Development Milestones. If Licensee commences a Phase 2 Clinical Study for a Licensed Product, or, if Licensee commences a Phase 3 Clinical Study without first conducting a Phase 2 Clinical Study, then, following the FSFD in such a Phase 2 Clinical Study or Phase 3 Clinical Study, as the case may be, for the first Licensed Product (“Second Product Development Milestone Trigger Date”), the parties will agree in good faith upon the deadlines by which Licensee will achieve the development and commercialization milestones for a second Licensed Product, which, upon agreement thereon, will be set forth on an amendment to Exhibit 3.1.1 (the “Second Product Development Milestones”). In determining the deadlines for achievement of each Second Product Development Milestone, the parties will reasonably consider all relevant factors, including [***]. The Second Product Development Milestones shall be subject to Harvard’s written approval, not to be unreasonably withheld. If Harvard does not approve

Licensee’s proposed Second Product Development Milestones, then the Second Product Development Milestones will be on the same timelines as the Development Milestones set forth in Exhibit 3.1.1 with respect to the first Licensed Product, with the following changes: [***]. If Licensee does not fulfill its obligations with respect to the Second Product Development Milestones approved or otherwise determined in accordance with this Section 3.4 (Second Product Development Milestones), then the licenses granted to Licensee under Section 2.1 (License Grants) shall remain exclusive for, but become limited to, [***] the first Licensed Product, provided that Licensee has achieved and continues to achieve the Development Milestones set forth in Exhibit 3.1.1 with respect to such first Licensed Product, and Harvard shall thereafter have the right to grant licenses to third parties under the Patent Rights, exclusively or non-exclusively to make, have made, use, offer for sale, sell, have sold or import any other products Covered by the Patent Rights other than (i) the first Licensed Product then being developed or sold by Licensee, its Licensed Affiliates or Sublicensees under this Agreement and (ii) any product that contains substantially the same gene edits in the same cell type as such first Licensed Product. Such limitation to the license will be Harvard’s sole and exclusive remedy for any such failure by Licensee to fulfill its obligations with respect to the Second Product Development Milestones approved or otherwise determined in accordance with this Section 3.4 (Second Product Development Milestones).

3.5

Reporting. Within [***] days after the end of each Calendar Year, Licensee shall furnish Harvard with a high-level written report summarizing its and its Affiliates’ and its Sublicensees’ efforts during the prior Calendar Year to develop and commercialize Licensed Products, including: (a) research and development activities; (b) commercialization or other distribution efforts; and (c) marketing efforts. Together with each report, Licensee shall provide Harvard with a copy of the then current Development Plan.

3.6

Failure to Meet Development Milestone. Subject to any extension that may be agreed upon in accordance with Section 3.3 (Extensions to Development Milestones), if Licensee fails to meet one or more Second Product Development Milestones by the deadline set forth in Exhibit 3.1.1, then Harvard may hold Licensee in breach of this Agreement and the terms of Section 10.2.2 (Termination for Default) will apply.

4.	Consideration for Grant of License.

4.1	Equity.

4.1.1

Initial Issuance. In accordance with the terms of the Stock Issuance Agreement substantially in the form set forth at Exhibit 4.1, Licensee shall, on the Effective Date and concurrent with the execution of this Agreement, as partial consideration for the licenses granted hereunder, issue to Harvard [***] shares of Licensee’s Series A Preferred Stock (the “Shares”).

4.1.2	Representations and Warranties. Licensee represents and warrants to Harvard that:

4.1.2.1

the capitalization table as provided by Licensee to Harvard upon issuance of the Shares (the “Cap Table”), sets forth all of the capital stock of Licensee on a Fully-Diluted Basis as of the date of issuance of the Shares;

4.1.2.2

(a) other than as set forth in the Cap Table, as of the date of issuance of the Shares, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee is, or may become, obligated to issue any of its securities; (b) the Shares, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable; and (c) the Shares represent no less than [***] percent ([***]%) of all of Licensee’s capital stock, on a Fully-Diluted Basis, as of the achievement of the Financing Threshold.

4.1.3	Information. Licensee will deliver to Harvard:

4.1.3.1

as soon as practicable, but in any event within [***] days after the end of each fiscal year of Licensee (a) a balance sheet as of the end of such year, (b) statements of income and of cash flows for such year, and a comparison between (i) the actual amounts as of and for such fiscal year and (ii) the comparable amounts for the prior year and as included in the budget for such year, with an explanation of any material differences between such amounts and (c) a statement of stockholders’ equity as of the end of such year, all prepared in accordance with GAAP (all such financial statements shall be audited and certified by independent public accountants of at least regionally recognized standing selected by Licensee unless the board of directors of Licensee determines that such audit is not necessary for such fiscal year and if the board of directors has made such determination, such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

4.1.3.2

as soon as practicable, but in any event within [***] days after the end of each of the first three (3) quarters of each fiscal year of Licensee, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter;

4.1.3.3

as soon as practicable, but in any event within [***] days after the end of each of the first three (3) quarters of each fiscal year of Licensee, a statement showing the number of shares of each class and series of capital stock and securities of Licensee convertible into or exercisable for shares of capital stock outstanding at the end of the period, the common stock of Licensee issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common stock of Licensee and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit Harvard to calculate its percentage equity ownership in Licensee, and certified by the chief financial officer or chief executive officer of Licensee as being true, complete, and correct;

4.1.3.4

as soon as practicable, but in any event [***] days before the end of each fiscal year, a budget and business plan for the next fiscal year, approved by the board of directors of Licensee and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by Licensee; and

4.1.3.5

if, for any period, Licensee has any subsidiary whose accounts are consolidated with those of Licensee, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of Licensee and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 4.1.3 (Information) to the contrary, Licensee may cease providing the information set forth in this Section 4.1.3 (Information) during the period starting with the date [***] days before Licensee’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that Licensee’s covenants under this Section 4.1.3 (Information) shall be reinstated at such time as Licensee is no longer actively employing its Commercially Reasonable Efforts to cause such registration statement to become effective.

4.2	Annual License Maintenance Fees. Licensee shall pay Harvard annual license maintenance fees (“Maintenance Fees”) as follows:

[***]

Each such Maintenance Fee shall be due and payable on January 1st of the Calendar Year to which such fee applies; provided that the Maintenance Fee for 2019 shall be pro-rated and payable within [***] days after receipt of an invoice from Harvard for such amount, but which payment obligation shall accrue immediately upon the Effective Date of this Agreement.

4.3	Milestone Payments.

4.3.1

Product Milestone Payments. With respect to each of the first [***] Licensed Products to reach each Milestone Event set forth in Table 4.3.1, regardless of whether such milestone is achieved by Licensee or any Affiliate or Sublicensee of Licensee, Licensee shall pay Harvard the milestone payments (a) set forth in Column (A) of Table 4.3.1 below prior to a Change of Control of Licensee and (b) set forth in Column (B) of Table 4.3.1 below following the consummation of a Change of Control of Licensee.

Table 4.3.1 – Product Milestone Payments
Milestone Event	Milestone Payment (U.S. Dollars)
[***]

4.3.2	Up-Front and Financing Milestone Payments.

4.3.2.1

License Fee. Licensee shall pay to Harvard [***], payable within [***] days after receipt of an invoice from Harvard for such amount, but which payment obligation shall accrue immediately upon the Effective Date of this Agreement.

4.3.2.2

Series B Financing. Licensee shall pay to Harvard [***] upon Licensee’s receipt of any amount of cash investment from any of its investors in connection with the issuance of Licensee’s Series B Preferred Stock.

Each payment set forth in Section 4.3.2.1 (License Fee) and Section 4.3.2.2 (Series B Financing) above shall be payable only once.

4.3.3

Notification of Milestones Events. Licensee shall notify Harvard in writing within [***] days following the achievement of the milestone events described in Section 4.3.1 (Product Milestone Payments) and Section 4.3.2.2 (Series B Financing), and shall make the appropriate payment within [***] days after the achievement of such milestone event.

4.3.4

Separate Products. The milestone payments set forth in Table 4.3.1 shall not be payable with respect to a subsequent achievement of the same Milestone Event (a) by a Licensed Product that is a replacement for another Licensed Product, the development of which has been discontinued after achievement of such same Milestone Event, if Licensee paid Harvard the applicable milestone payment for achievement of such Milestone Event by such a discontinued Licensed Product, (b) by an improved or next generation version of a Licensed Product that contains substantially the same gene edits in the same cell type, as compared to a prior version of such Licensed Product that achieved such Milestone Event if Licensee paid Harvard the applicable milestone payment for achievement of such Milestone Event by such a discontinued or prior version of such Licensed Product, or (c) with respect to a subsequent achievement of the same Milestone Event by a Licensed Product that differs from a first Licensed Product that has achieved such same Milestone Event only by virtue of such subsequent Licensed Product’s being a different dosage strength or formulation of, being for a different indication than or using a different delivery system than, in each case, such first Licensed Product. For example, if Licensee achieves FSFD in a second Phase 1 Clinical Study for a Licensed Product in a different indication from the first Phase 1 Clinical Study of such Licensed Product conducted by or on behalf of Licensee (the achievement of which FSFD in such first Phase 1 Clinical Study would give rise to a product milestone payment), then Licensee will not owe to Harvard any additional product milestone payment upon achievement of FSFD in such second Phase 1 Clinical Study.

4.3.5

Skipped Milestone. Milestone Events #1-#5 set forth in Table 4.3.1 are intended to be successive. If a Licensed Product is not required to undergo any of Milestone Events #1-#5 set forth in Table 4.3.1 associated with a particular milestone payment for a given Licensed Product (“Skipped Milestone”), then such Skipped Milestone will be deemed to have been achieved upon the achievement by the same Licensed Product of the next successive milestone (“Achieved Milestone”). Payment for any Skipped Milestone that is owed in accordance with the provisions of Section 4.3.1 (Product Milestone Payments) shall be due within [***] days after Licensee becomes aware of the achievement of the Achieved Milestone. For clarity, Regulatory Approval in a jurisdiction shall not trigger payment of another Regulatory Approval milestone in any other jurisdiction (for example, first Regulatory Approval in the EU shall not trigger a payment obligation for first Regulatory Approval in the United States as a Skipped Milestone and vice versa, and first Regulatory Approval in Japan shall not trigger a payment obligation for First Regulatory Approval in the United States or Europe, nor vice versa).

4.4	Royalty on Net Sales.

4.4.1

Rate. Licensee shall pay Harvard, on a country-by-country basis, (a) an amount equal to [***]percent ([***]%) of Net Sales in each Calendar Quarter of each Licensed Product, to the extent such Licensed Product is or has been a Covered Product in the applicable country, subject to any permitted reductions to such rate under Section 4.4.2 (Royalty Term), Section 4.4.3 (Third Party Royalty Set-Off) and Section 4.4.5 (Loss of Market Exclusivity) and (b) an amount equal to [***] percent ([***]%) of Net Sales in each Calendar Quarter of each Licensed Product that is a Non-Covered Product in any applicable country, without any reduction under any provision of this Agreement.

4.4.2

Royalty Term. On a Licensed Product-by-Licensed Product and country-by country basis, in each country in which a Licensed Product has been Covered by any issued Valid Claim in such country prior to the date on which any such Valid Claim ceases to be a Valid Claim in such country, royalties shall be paid on Net Sales of such Licensed Product commencing upon First Commercial Sale of such Licensed Product in such country until the latest of: (a) the date on which the last Valid Claim within the Patent Rights Covering the applicable Licensed Product in such country ceases to be a Valid Claim in such country; (b) the date on which the period of regulatory exclusivity associated with such Licensed Product in such country expires; or (c) [***] years after the First Commercial Sale of such Licensed Product in such country (the “Covered Product Royalty Term”). On a Licensed Product-by-Licensed Product and country-by-country basis, if royalties on a Licensed Product that has been Covered by any issued Valid Claim in such country prior to the date on which any such Valid Claim ceases to be a Valid Claim in such country are payable under this Section 4.4.2 (Royalty Term) after the later of (i) the date on which the last Valid Claim within the Patent Rights Covering the applicable Licensed Product in such country ceases to be a Valid Claim in such country and (ii) the date on which the period of regulatory exclusivity associated with such Licensed Product in such country expires, then the royalty rate applied to Net Sales of such Licensed Product shall be reduced to a rate of [***] percent ([***]%) and applied to Net Sales of such Licensed Product in such country during the remainder of the Royalty Term of such Licensed Product in such country. On a Licensed Product-by-Licensed Product and country-by-country basis, in each country in which a Non-Covered Product is sold, royalties shall be paid on Net Sales of such Non-Covered Product in such Calendar Year commencing upon First Commercial Sale of such Non-Covered Product in such country until the date [***] years after the First Commercial Sale of such Non-Covered Product in such country (the “Non-Covered Product Royalty Term,” together with the Covered Product Royalty Term, each a “Royalty Term”).

4.4.3

Third Party Royalty Set-Off. If Licensee makes any running royalty payments to a Third Party based on Net Sales of Covered Products (but not any Independent Component included in any such Covered Product) pursuant to a written agreement or as otherwise legally required (whether by court order or other legally binding written commitment), in each case, with respect to a grant of rights under any Third Party Patents (as well as, if applicable, related know-how), then it may offset up to [***] ([***]%) of any such running royalty payments due and payable to such Third Party with respect to sales of Covered Products in such country in such Calendar Quarter against the royalty payments that are due to Harvard under Section 4.4.1 (Rate) with respect to Net Sales of such Covered Products in such country in such Calendar Quarter, during that period of the Covered Product Royalty Term in such country prior to any reduction of such royalty rate effected under Section 4.4.2 (Royalty Term). Notwithstanding any other provision in this Agreement providing a reduction in the royalty rate on Net Sales of a Licensed Product, in no event shall the royalty payments to Harvard with respect to any Covered Products be reduced below an effective rate of [***] percent ([***]%) on the Net Sales of such Covered Products.

4.4.4

Complex Consideration. Licensee acknowledges and agrees that the parties have chosen to apply set royalty rates and milestone payments to the rights granted under this Agreement for Licensee’s convenience in calculating and paying royalties and milestones. In doing so, Licensee acknowledges and agrees that certain royalty rates and milestones payments chosen incorporate discounts reflecting that certain products and services may not be Covered by the Valid Claims of the Patent Rights but may be based upon, derived from or use the Patent Rights or other licensed intellectual property rights, so that Licensee, unless explicitly provided otherwise in this Agreement, shall not be entitled to a reduction in the royalty rate or milestone payment, even if it does not at all times need or use a license to specific Patent Rights, until the end of the Royalty Term for such product or service.

4.4.5

Loss of Market Exclusivity. If a Loss of Market Exclusivity exists in a country with respect to a Covered Product, then the royalty rate for such Covered Product in such country shall be reduced by [***] percent ([***]%) of the applicable rate determined pursuant to Section 4.4.1 (Rate) during that period of the Covered Product Royalty Term prior to any reduction of such royalty rate effected under Section 4.4.2 (Royalty Term), provided that in no event shall the effective royalty rate applied to Net Sales of such Covered Product in such country be reduced as a result of the application of the terms of this Section 4.4.5 (Loss of Market Exclusivity) and Section 4.4.3 (Third Party Royalty Set-Off) to less than an effective rate of [***] percent ([***]%) on the Net Sales of such Covered Products. Once Loss of Market Exclusivity exists with respect to a Covered Product in a country, then it will be deemed to continue to exist thereafter with respect to such Covered Product in such country unless Harvard requests in writing that Loss of Market Exclusivity with respect to a Covered Product in a country be re-evaluated (which request may not be made more frequently than once in a Calendar Year), in which case the existence of such Loss of Market Exclusivity, and any corresponding reduction pursuant to this Section 4.4.5 (Loss of Market Exclusivity), shall depend on whether the criteria set forth in the definition of Loss of Market Exclusivity are still met with respect to such Licensed Product in such country.

4.5

Patent Challenge. If Licensee, its Affiliate or a Sublicensee (“Challenging Party”) takes any action that constitutes a Patent Challenge, then the fees, royalties, milestones and other amounts payable to Harvard under Section 4.2 (Annual License Maintenance Fees), Section 4.3 (Milestone Payments), Section 4.4 (Royalty on Net Sales) and Section 4.7 (Success Payments) with respect to the Patent Rights that are the subject of such Patent Challenge shall be doubled during the pendency of such Patent Challenge. If the outcome of such Patent Challenge is a determination against the Challenging Party, then (a) the fees, royalties, milestones and other amounts payable to Harvard under Section 4.2 (Annual License Maintenance Fees), Section 4.3 (Milestone Payments), Section 4.4 (Royalty on Net Sales) and Section 4.7 (Success Payments) with respect to the Patent Rights that are the subject of such Patent Challenge shall remain at such doubled rate, and (b) Licensee shall reimburse Harvard for the amount of all expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with the defense of such Patent Challenge. Notwithstanding anything to the contrary set forth in this Agreement, as between the Parties and their respective Affiliates, the remedies set forth in the foregoing clauses (a)

and (b) will be Harvard’s sole and exclusive remedy under this Agreement in connection with any such Patent Challenge. If the outcome of such Patent Challenge is a determination in favor of the Challenging Party, then Licensee will have no right to recoup any royalties paid before or during the pendency of such Patent Challenge. Notwithstanding anything to the contrary set forth in this Section 4.5 (Patent Challenge), the terms of this Section 4.5 (Patent Challenge) shall not apply to any Patent Challenge (i) made in defense of an assertion of the Patent Rights against Licensee or any of its Affiliates or Sublicensees, (ii) commenced by a third party that after the Effective Date acquires Licensee or any of its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase, or otherwise, but only with respect to Patent Challenges commenced prior to the closing of such acquisition, but only if such third party acquiror causes such Patent Challenge initiated by it to be withdrawn within [***] days after such acquisition, or (iii) commenced by a Sublicensee (A) that is withdrawn by such Sublicensee within [***] days after receiving notice thereof from Licensee or Harvard (or in the case of ex-parte proceedings, multi-party proceedings or other Patent Challenges in which the Sublicensee does not have the power to unilaterally cause the Patent Challenge to be withdrawn, that such Sublicensee withdraws as a party from such proceedings within such [***] day notice period and ceases actively and voluntarily assisting any other party to such Patent Challenge) or (B) if Licensee terminates the sublicense granted to such Sublicensee on or before the end of such [***] day period. The parties agree that any Patent Challenge by Licensee, its Affiliates or Sublicensees may be detrimental to Harvard, and that the foregoing provisions shall constitute reasonable liquidated damages to reasonably compensate Harvard for any loss it may incur as a result of Licensee taking such action.

4.6	Non-Royalty Sublicense Income. Licensee will pay Harvard a percentage of all Non-Royalty Sublicense Income, without deduction or apportionment of any kind, in accordance with the following:

[***]

4.7

Success Payments. Licensee shall make such payments (each, a “Win-State Payment” and collectively, the “Win-State Payments”) as are determined in accordance with Exhibit 4.7 hereto. Any acquirer, exclusive licensee or other transferee of all or substantially all of Licensee’s assets, or any successor entity to Licensee (each, an “Acquirer”), shall be obligated to assume Licensee’s obligations pursuant to this Section 4.7 (Success Payments) and Exhibit 4.7 hereto.

5.	Reports; Payments; Records.

5.1	Reports and Payments.

5.1.1

Reports. Within [***] days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

5.1.1.1	the number of units of Licensed Products sold, leased or otherwise transferred by Invoicing Entities for the applicable Calendar Quarter;

5.1.1.2	the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;

5.1.1.3	a calculation of Net Sales of each Licensed Product for the applicable Calendar Quarter, including calculations identifying allowable deductions in the definition of Net Sales;

5.1.1.4	an accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter;

5.1.1.5

the total amount payable to Harvard in U.S. Dollars on Net Sales for each Licensed Product and Non-Royalty Sublicense Income, in each case, for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

5.1.1.6

Licensee’s good faith determination of Harvard Case numbers for all Patent Rights that Licensee believes have Valid Claims covering the Licensed Products at such time (which will not be binding upon Licensee for any purposes hereunder).

If no amounts are due to Harvard for a particular Calendar Quarter, then the report shall so state.

5.1.2

Payment. Within [***] days after the end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter.

5.2

Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3

Records; Audit. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Harvard in relation to such Licensed Products and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 5.1 (Reports and Payments). Licensee or its Affiliates or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [***] years after the conclusion of the Calendar Year in which such Calendar Quarter falls, during which time Harvard will have the right, at its expense, to cause an independent, certified public accountant reasonably acceptable to Licensee to inspect such records during normal business hours solely for the purposes of and to the extent required for verifying the accuracy of any reports and payments delivered under this Agreement. Such accountant or other auditor, as applicable, shall be under reasonable written obligations of confidentiality to the audited party and shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. In addition, the auditor shall disclose its draft conclusions to Licensee and Harvard, and the basis for such conclusions to Licensee, prior to making its final report to Harvard, and shall reasonably consider Licensee’s comments in response thereto (if any). The accounting records as to any accounting period shall not be audited more than once, nor more than [***] years after the end of such accounting period. The parties shall reconcile any underpayment or overpayment within [***] days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 (Records; Audit) reveals an underpayment in excess of [***] percent ([***]%) in any Calendar Year, then Licensee shall reimburse Harvard for [***] in connection with such audit. Harvard may exercise its rights under this Section 5.3 (Records; Audit) only once every Calendar Year, only once with respect to any given records and only with reasonable prior notice to the audited entity.

5.4

Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [***] percent ([***]%) simple interest per year and (b) [***]. Interest will accrue beginning on the first day following the due date for payment and will be compounded annually. Payment of such interest by Licensee shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.

5.5

Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard on a timely basis. If made by wire transfer, then such payments shall be marked so as to refer to this Agreement.

5.6

Withholding and Similar Taxes. All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection or other charges and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales; provided that Licensee shall be entitled to make payment to an account of Harvard held in the United States.

6.	Patent Filing, Prosecution and Maintenance.

6.1

Control. Subject to [***] first rights to defend certain Patent Rights under Section 7.6 (Defense of Patent Rights), [***] will be responsible for and will diligently perform the preparation, filing, prosecution, protection, defense and maintenance of all Patent Rights using independent patent counsel reasonably acceptable to [***]. [***] will: (a) instruct such patent counsel to furnish [***] with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence reasonably in time for [***] to review and comment on such response; (b) give [***] an opportunity to review the text of each patent application and any substantive filing related thereto, in each case, before the filing thereof; (c) consult with [***] with respect thereto; (d) supply [***] with a copy of each patent application as filed, together with notice of its filing date and serial number; and (e) keep [***] advised of the status of actual and prospective patent filings. [***] shall give [***] the opportunity to provide comments on and make requests of [***] concerning the preparation, filing, prosecution and maintenance of the Patent Rights, and shall seriously and reasonably consider and use good faith efforts to incorporate such comments and requests (including any comment or request that [***] refrain from filing a continuation-in-part application or that [***] file a Patent Right divisional or similar filing that is specific to a particular field). Notwithstanding anything to the contrary set forth in this Agreement (including [***] obligation to use good faith efforts to incorporate any comments offered by [***]), final decision-making authority concerning the preparation, filing, prosecution and maintenance of the Patent Rights shall vest in [***]. In particular, and without intending to limit any of [***] rights pursuant to this Agreement, [***] expressly reserves the right to decline [***] request to file, prosecute and maintain any of the Patent Rights in any Developing Country(ies) unless [***] demonstrates to [***] reasonable satisfaction that the filing, prosecution or maintenance of such Patent Rights in such Developing Country(ies) would materially increase the locally-affordable availability of Licensed Products or equivalents thereof (e.g., generic products) in those or other Developing Country(ies).

6.2

Expenses. Subject to Section 7.3 (Suit by Harvard), Licensee shall reimburse Harvard for all documented, unreimbursed, out-of-pocket expenses incurred by Harvard pursuant to this Article 6 (Patent Filing, Prosecution and Maintenance) for any period in which this Agreement is in effect; provided that, with respect to the [***], Licensee shall reimburse Harvard for such expenses on a pro rata basis with any other licensees of such Patent Rights; and provided, further that, with respect to the [***], Licensee shall be obligated to reimburse Harvard for such expenses incurred pursuant to this Article 6 (Patent Filing, Prosecution and Maintenance) to the extent such amounts are not reimbursed by any other licensee. Licensee shall pay Harvard such amounts within [***] days after the date of each invoice from Harvard for such expenses. In addition, within [***] days after the Effective Date, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard prior to the Effective Date with respect to the preparation, filing, prosecution and maintenance of Patent Rights that have not been reimbursed to Harvard by any other licensee, which amount totals [***] as of March 5, 2019.

6.3

Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution or maintenance of any Patent Rights in a particular country (“Abandoned Patent Rights”), then Licensee shall provide Harvard with prompt written notice of such election. Upon receipt of such notice by Harvard, [***]. Any license granted by Harvard to Licensee hereunder with respect to any Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever under such Abandoned Patent Rights. Harvard will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties.

6.4

Patent Term. Licensee will have the full and exclusive right and discretion to determine and control all filings of requests for patent term extensions, supplementary protection certificates or equivalents thereto in any country in the Territory of any patent included within the Patent Rights (other than the [***] Patent Rights if, at the applicable time, the license granted to Licensee under such patent rights remains non-exclusive at such time). Upon request of Licensee, Harvard will provide support, assistance and all necessary documents, in full executed form if needed, to Licensee for the purpose of supporting, filing, obtaining and maintaining any such patent term extensions, supplementary protection certificates or equivalents thereto.

6.5

Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold or otherwise disposed of to the same extent as it marks products with its own patents in accordance with the applicable patent marking laws.

7.	Enforcement of Patent Rights.

7.1

Notice. In the event either party becomes aware of any possible or actual infringement of (a) any [***] Patent Rights with respect to Licensed Products in the Therapeutics Field, (b) any [***] Patent Rights with respect to Licensed Products in the [***] Field (the actions set forth in the foregoing clauses (a) and (b), each an “Infringement”) or (c) any [***] Patent Rights, in each case ((a), (b) and (c)), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2

Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against such an infringer, and Harvard is joined as party plaintiff in any such suit, then Harvard shall have the right to approve the counsel selected by Licensee to represent Harvard and Licensee, such approval not to be unreasonably withheld, and Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to represent in good faith the validity or enforceability of the Patent Rights in the action within [***] days after becoming aware of the applicable Infringement or, or if Licensee’s license to a Patent Right in the suit terminates, then Harvard may elect to take control of the action pursuant to Section 7.3 (Suit by Harvard). Any and all expenses, including reasonable attorneys’ fees, incurred by Harvard with respect to the prosecution, adjudication or settlement of such suit that Licensee elects to bring, including any related appeals, shall be paid for entirely by Licensee, and Licensee shall hold Harvard free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. Licensee shall not compromise or settle such litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2 (Suit by Licensee), then it shall first reimburse itself out of [***]. If, after such reimbursement, any funds shall remain from said recovery, then [***].

7.3

Suit by Harvard. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 (Suit by Licensee) above, and has not commenced negotiations with the infringer for the discontinuance of said actual Infringement, within [***] days after receipt of written notice to Licensee by Harvard of the existence of an Infringement, then Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Licensee joins (at its election), or is joined (by Harvard), as party plaintiff in any such suit, then Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard and Licensee, such approval not to be unreasonably withheld. Any and all expenses, including reasonable attorneys’ fees, incurred by Licensee with respect to the prosecution, adjudication or settlement of such suit, including any related appeals, shall be paid for entirely by Harvard and Harvard shall hold Licensee free, clear and harmless from and against any and all such expenses. Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Licensee shall retain the sole authority to grant Sublicenses in its discretion. In the event Harvard exercises its right to sue pursuant to this Section 7.3 (Suit by Harvard), it shall first reimburse itself out of [***]. If, after such reimbursement, any funds shall remain from said recovery, then [***].

7.4

Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 (Enforcement of Patent Rights) by the other party for Infringement.

7.5

Cooperation. Each party agrees to cooperate fully in any action under this Article 7 (Enforcement of Patent Rights) that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance. This includes the obligation to be named as a party plaintiff or to join as a necessary or indispensable party in the other party’s permitted suits under Section 7.2 (Suit by Licensee) or Section 7.3 (Suit by Harvard), if needed for standing or otherwise necessary to pursue the suit; provided that in any suit brought by Licensee under Section 7.2 (Suit by Licensee), Licensee will not name Harvard as the first party plaintiff in such action without Harvard’s prior written consent. In addition, and notwithstanding anything to the contrary set forth in this Agreement, Licensee shall not be obligated to share with Harvard any privileged material or work product of Licensee related to any action under this Article 7 (Enforcement of Patent Rights) unless created by external counsel in the course of joint representation of both Harvard and Licensee.

7.6

Defense of Patent Rights. As between the parties, Licensee will have the first right, but not the obligation, to defend against a declaratory judgment action, inter partes review, opposition proceeding, post grant review, interference or other action initiated by a Third Party challenging any claims within the [***] Patent Rights or [***] Patent Rights in which Licensee and/or any of its Affiliates or Sublicensees are named defendants. Each party shall notify the other party in writing of any such action within [***] days after becoming aware of such action and Licensee shall notify Harvard as to whether or not Licensee elects to defend against such action within [***] days after receipt of service of process of such action. If Licensee does not notify Harvard within such [***] day period that it elects to defend such action, then Harvard may elect to do so. Neither party shall compromise or settle any such action in a manner that (a) admits the invalidity or unenforceability of any Patent Right or (b) admits any liability by or imposes any obligation on the other party, in each case ((a) and (b)), without the prior written consent of such other party, which consent shall not be unreasonably withheld, conditioned or delayed. Licensee shall not compromise or settle any action for which it has asserted its right hereunder to defend the [***] Patent Rights without the prior written consent of Harvard, not to be unreasonably withheld, conditioned or delayed.

8.	Representation; Warranties and Covenants.

8.1	Representations and Warranties.

8.1.1

By Harvard. Harvard represents and warrants that (a) Harvard has the authority and right to enter into and perform its obligations under this Agreement and grant the licenses granted to Licensee herein, (b) as of the Effective Date, to the best of the knowledge of Harvard’s Office of Technology Development, the execution, delivery and performance of this Agreement by Harvard does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or is otherwise bound, (c) as of the Effective Date, to the best of the knowledge of Harvard’s Office of Technology Development, no consent of any third party, including any governmental authority, is required for Harvard to execute, deliver and perform under this Agreement, including to grant the licenses granted to Licensee herein and (d) as of the Effective Date, except as designated on Exhibit 1.73, Harvard has received assignments from each of the inventors named on the patent applications listed on Exhibit 1.73 for each Patent Right, assigning to Harvard each such inventor’s entire right, title and interest in and to such Patent Rights. To the best of the knowledge of Harvard’s Office of Technology Development, as of the Effective Date, Harvard has not granted to a third party rights that are inconsistent with those granted to Licensee herein.

8.1.2

By Licensee. Licensee represents and warrants that (a) Licensee has the authority and right to enter into and perform its obligations under this Agreement, (b) as of the Effective Date, the best of Licensee’s knowledge, the execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or, to its knowledge, is otherwise bound and (c) as of the Effective Date, the best of Licensee’s knowledge, no consent of any third party, including without limitation any governmental authority, is required for Licensee to execute, deliver and perform under this Agreement.

8.2	No Other Warranties.

8.2.1	Harvard makes no representations or warranties other than those set forth in Section 8.1.1 (By Harvard).

8.2.2

Nothing contained herein shall be deemed to be a warranty by Harvard that it can or will be able to obtain patents on patent applications included in the Patent Rights, or that any of the Patent Rights will afford adequate or commercially worthwhile protection.

8.2.3

HARVARD MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS OR KNOW-HOW. HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR USE OF THE KNOW-HOW OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

8.2.4

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3

Compliance with Law. Licensee will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that it shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with (and will contractually obligate its Sublicensees to comply with), all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Indemnitees harmless (in accordance with Section 9.1 (Indemnity)) for the consequences of any such violation.

8.4	Limitation of Liability.

8.4.1

EXCEPT WITH RESPECT TO MATTERS FOR WHICH LICENSEE IS OBLIGATED TO INDEMNIFY INDEMNITEES UNDER ARTICLE 9, AND BREACHES OF ARTICLE 6 (PATENT FILING, PROSECUTION AND MAINTENANCE), SECTION 8.1.1 (BY HARVARD) OR SECTION 11.1 (CONFIDENTIALITY), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

8.4.2

Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the sum of (a) all amounts paid to Harvard in cash under this Agreement plus (b) (i) to the extent Harvard has sold or otherwise received cash in consideration for the Shares (or any equity security of Licensee into which the Shares are converted), the total cash proceeds received by Harvard from such sale or disposition, and (ii) to the extent Harvard has not sold or otherwise disposed of the Shares for cash, the in-kind return of such Shares (or any equity security of Licensee into which the Shares are converted) from Harvard to Licensee.

9.	Indemnification and Insurance.

9.1	Indemnity.

9.1.1

Of Harvard. Licensee shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, suit, investigation, action, demand, judgment, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation or defense), based upon, arising out of, or otherwise relating to Licensee’s or its Affiliates’ or Sublicensees’ exercise of rights under this Agreement or any Sublicense or subcontract, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”) except to the extent any such Claim results from or arises out of the gross negligence or willful misconduct of such Indemnitee. No Affiliate of Licensee (other than an Affiliate controlling Licensee) shall have an obligation to indemnify Harvard for any Claim based upon, arising out of or otherwise relating to the exercise of rights under this Agreement by a different Licensed Affiliate or by any other person unless such Affiliate or other person is exercising rights granted by such first Affiliate or acting on such first Affiliate’s behalf or upon its instruction or advice. No Sublicensee shall have an obligation to indemnify Harvard for any Claim based upon, arising out of or otherwise relating to the exercise of rights under this Agreement by a different Sublicensee, Licensee, any Affiliate of Licensee or by any other person unless such different Sublicensee, Licensee or Affiliate or other person is exercising rights granted by such first Sublicensee or acting on such first Sublicensee’s behalf or upon its instruction or advice. Neither Licensee nor Harvard shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

9.1.2

Procedure. The Indemnitees agree to provide Licensee with prompt written notice of any Claim for which indemnification is sought under this Agreement (in any event no later than [***] days after the Indemnitee learns of the earliest event that is part of the Claim); provided, however, that an Indemnitee’s delay in providing or failure to provide such notice shall not relieve Licensee of its indemnification obligations under this Agreement, except to the extent Licensee can demonstrate actual prejudice due to the delay or lack of notice. Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any such Claim. The Indemnitees shall cooperate with Licensee, at Licensee’s expense, in such defense and shall permit Licensee (or its designee) to conduct and control such defense and the disposition of such Claim (including without limitation all decisions relative to litigation, appeal and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel; and provided, further, however, that Harvard also shall have the additional right to employ separate counsel and to participate in the defense of a Claim (as reasonably directed by Licensee) at its own expense (not subject to later indemnification). Harvard agrees to use diligent efforts to select counsel, and to cause any other Indemnitees affiliated with their respective institutions to select counsel, that minimizes the number of counsel retained by all Indemnitees if representation of an Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Licensee agrees to keep counsel(s) for Indemnitees reasonably informed of the progress in the defense and disposition of such claim and to consult with Harvard with regard to any proposed settlement. Licensee shall not settle any Claim that has a materially adverse effect on the rights of any Indemnitee hereunder or that admits any liability by or imposes any obligation on any Indemnitee without the prior written consent of such Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. An Indemnitee may not settle any Claim without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed.

9.2	Insurance.

9.2.1

Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] per incident and [***] annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Harvard shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2 If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 (Insurance) (including deductibles or retentions that are in excess of [***] annual aggregate) such self-insurance program must be acceptable to Harvard and [***] (Harvard’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

9.2.3

Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least [***] days prior to the cancellation, non-renewal or material change in such insurance.

9.2.4

Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product that is or has been a Covered Product is being commercially distributed or sold, and (b) for a period of at least [***] years after the end of such period referred to in (a) above.

10.	Term and Termination.

10.1

Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10 (Term and Termination), shall continue in full force and effect until the expiration of the last to expire Valid Claim or, if later, the end of the final Royalty Term (the “Term”).

10.2	Termination.

10.2.1	Termination Without Cause. Licensee may terminate this Agreement for any reason upon [***] days’ prior written notice to Harvard.

10.2.2	Termination for Default.

10.2.2.1

In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [***] days after receiving written notice thereof, which written notice explicitly states that it is a notice of material breach under this Section 10.2.2.1 (Termination for Default), the other party may terminate this Agreement immediately upon written notice to the party in breach. If a notice of termination is sent to Licensee and Licensee does not dispute such termination in good faith, then this Agreement will automatically terminate on the effective date of that notice. If Licensee disputes in good faith the existence, materiality or cure of the applicable material breach and provides written notice of such dispute to Harvard within the [***] day cure period above, then the parties agree to make good faith efforts to resolve such dispute informally. If the parties fail to reach resolution after such good faith efforts, and if Licensee diligently pursues resolution as to the occurrence of such alleged material breach pursuant to the provisions of Section 11.8 (Dispute Resolution), then termination will not become effective unless and until the earlier of (a) settlement of the matter between the parties; and (b) a final, unappealable or unappealed during the time allowed for appeals, court decision in accordance with Section 11.8 (Dispute Resolution) and Section 11.9 (Governing Law and Jurisdiction) that Licensee has materially breached this Agreement and has failed to cure the same in accordance with the cure period set forth herein. During the pendency of such a dispute, all of the terms of this Agreement will remain in effect and the parties will continue to perform all of their respective obligations and may exercise their respective rights hereunder. The parties acknowledge and agree that a breach by Licensee of its obligations set forth in Section 3.1.1 (General) to achieve one or more Second Product Development Milestones, unless the deadlines for achievement thereof are extended in accordance with Section 3.3 (Extensions to Development Milestones), will be a material breach of this Agreement subject to the terms of this Section 10.2.2 (Termination for Default); provided that, in the event of such an uncured material breach, Harvard will not have the right to terminate this Agreement for the first Licensed Product to achieve the Development Milestones or any replacement or next generation Licensed Product with respect to such first Licensed Product described in Section 4.3.4 (Discontinued or Next Generation Products).

10.2.2.2

If Licensee defaults in its obligations under Section 9.2 (Insurance) to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Harvard may hold Licensee in breach of this Agreement and the terms of Section 10.2.2 (Termination for Default) will apply.

10.2.3

Bankruptcy. Harvard may terminate this Agreement upon written notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within [***] days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.2.4

Termination without Prejudice. Each party’s right of termination in this Section 10.2 (Termination) shall be in addition and without prejudice to, and shall not constitute a waiver of, any right of such terminating party for recovery of any monies then due to it hereunder or any other right or remedy that such terminating party may have at law, in equity or under this Agreement.

10.3	Effect of Termination.

10.3.1	Termination of Rights.

10.3.1.1

Termination of Rights; Ineligible Sublicensees. Upon expiration or termination of this Agreement, in whole or in part, by either party pursuant to any of the provisions of Section 10.2 (Termination) or this Agreement:

(a)

the applicable rights and licenses granted to Licensee under Article 2 (License) shall terminate, all rights in and to and under the applicable Patent Rights will revert to Harvard and neither Licensee nor its Affiliates may make any further use or exploitation of the applicable Patent Rights;

(b)

except as otherwise set forth in this Section 10.3 (Effect of Termination), all other rights and obligations of the parties under this Agreement shall terminate, except that, solely in the event of termination of this Agreement by Licensee pursuant to Section 10.2.1 (Termination Without Cause), Licensee’s obligations under Section 4.3 (Milestone Payments), Section 4.4 (Royalty on Net Sales) and Section 4.6 (Non-Royalty Sublicense Income) in connection with any Non-Covered Products and any other Licensed Products that had previously been Covered by any Valid Claim (and all associated reporting and payment terms set forth under Section 5 (Reports; Payments; Records)) will survive, on a country-by-country basis, until the expiration of the applicable Non-Covered Product Royalty Term or the Covered Product Royalty Term, as the case may be, for each such Licensed Product, in the applicable country; and

(c)

any existing agreements that contain a Sublicense of rights terminated under this Agreement shall automatically terminate to the extent of such terminated rights [***] days following the effective date of termination of this Agreement; provided that if a Sublicensee is (i) an Affiliate of Licensee, (ii) in material default of any material provision of the applicable Sublicense such that Licensee would have the right to terminate the Sublicense or (iii) the basis for the termination of the Agreement is due to such Sublicensee’s actions or inactions ((i), (ii) and (iii) together, “Ineligible Sublicensees”), then the applicable Sublicense to which such Sublicensee is a party shall terminate effective immediately upon termination of this Agreement.

10.3.1.2

Direct Licenses. Upon termination of this Agreement, in whole or in part, under any of the provisions in Section 10.2 (Termination), each Sublicensee subject to potential automatic termination under this Section 10.3.1 (Termination of Rights) that is not an Ineligible Sublicensee shall have the right to enter into a direct license from Harvard (a “Direct License”) on substantially the same non-economic terms and conditions set forth in the Sublicense and on economic terms providing for the payment by such Sublicensee to Harvard of the consideration that otherwise would have been payable to Harvard if the applicable Sublicense and this Agreement were still simultaneously in effect. Harvard agrees to negotiate in good faith the final form of such Direct License on such financial terms and conditions; such final form of Direct License agreement shall not (a) impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement, (b) have any obligations that are greater than or inconsistent with the obligations of Harvard under this Agreement or the nature of Harvard as an academic and non-profit entity or (c) have any fewer rights than Harvard has under this Agreement, as applicable to the Direct License. If any Sublicensee, other than Ineligible Sublicensees, desires to enter into such a Direct License with Harvard, then it shall wholly be the responsibility of Sublicensee to notify Harvard of such desire no later than [***] days after the effective date of termination of this Agreement. If Harvard and the applicable Sublicensee, for any reason, do not enter into a Direct License within [***] days after the effective date of termination of this Agreement, then the applicable Sublicense subject to potential automatic termination under this Section 10.3.1 (Termination of Rights), and all rights granted thereunder, shall automatically terminate.

10.3.2

Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the effective date of termination or expiration, which accrued amounts the parties explicitly agree shall include any proceeds received by any Invoicing Entity during or after the Term of this Agreement to the extent derived from Net Sales made during any Royalty Term under this Agreement. After the effective date of termination or expiration (except in the case of termination by Harvard pursuant to Section 10.2 (Termination)), Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Harvard in accordance with Article 4 (Consideration for Grant of License), provide reports and audit rights to Harvard pursuant to Article 5 (Reports; Payments; Records) and maintain insurance in accordance with the requirements of Section 9.2 (Insurance). The parties agree that the obligations in Section 4.1 (Equity), Section 4.3.2 (Up-Front and Financing Milestone Payments), Section 4.7 (Success Payments) and Section 6 (Patent Filing, Prosecution and Maintenance) (with respect to patent expenses incurred by Harvard prior to the Effective Date) will accrue immediately upon execution of this Agreement by both parties, regardless of invoice and payment timing details set forth therein, and shall therefor survive termination or expiration of this Agreement.

10.3.3

Regulatory Filings. Licensee shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Licensed Products in any such country. Licensee shall solely own all right, title and interest in and to all such regulatory approvals and filings.

10.4

Continuation of Covenant Not to Sue. Solely with respect to all activities of any Covenant Beneficiary that occurred prior to the effective date of termination of this Agreement, the covenant not to sue set forth in Section 2.1.3 (Covenant Not to Sue) will be perpetual, irrevocable and will continue to apply in accordance with its terms.

10.5

Survival. The parties’ respective rights, obligations and duties under Articles 5 (Reports; Payments; Records), 9 (Indemnification and Insurance), 10 (Term and Termination), and 11 (Miscellaneous), and Sections 4.1 (Equity), 4.2 (Annual License Maintenance Fees) (to the extent of payment obligations accruing prior to the effective date of expiration or termination), 4.3 (Milestone Payments), and 4.4.4 (Complex Consideration), shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 4.4 (Royalty on Net Sales), and 4.6 (Non-Royalty Sublicense Income) with respect to Sublicenses granted prior to the effective date of expiration or termination of the Agreement shall survive such expiration or termination.

11.	Miscellaneous.

11.1	Confidentiality.

11.1.1	Definitions.

11.1.1.1

“Harvard Confidential Information” means (a) any information related to Prosecution of Patent Rights provided to Licensee by Harvard; (b) any information or material in tangible form that is marked as “confidential” or proprietary by Harvard at the time it is sent to Licensee; (c) information that is furnished orally by Harvard if Harvard identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Licensee within [***] days after the date of disclosure; and (d) the terms of this Agreement (but not its existence or general subject matter), which shall constitute the Confidential Information of both parties.

11.1.1.2

“Licensee Confidential Information” means (a) any reports prepared by Licensee and provided to Harvard pursuant to Sections 3.5 (Reporting), 4.1.3 (Information) and 5.1.1 (Reports); (b) any copies of Sublicenses, or information extracted therefrom, provided by Licensee to Harvard under Section 2.4.3 (Delivery of Sublicenses); (c) any information or material in tangible form that is provided to Harvard in connection with this Agreement and is marked as “confidential” or proprietary by Licensee at the time it is sent to Harvard or is furnished orally by Licensee if Licensee identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Harvard within thirty [***] after the date of disclosure; and (d) the terms of this Agreement (but not its existence or general subject matter of it), which shall constitute the Confidential Information of both parties.

11.1.1.3	“Confidential Information” means the Harvard Confidential Information and the Licensee Confidential Information, as applicable.

11.1.2

Obligations of Confidentiality. Harvard shall maintain in confidence and shall not disclose to any third party any Licensee Confidential Information during the Term and for a period of [***] years thereafter. Harvard shall maintain in confidence and shall not disclose to any third party any Licensee Confidential Information during the Term and for a period of (a) [***] years thereafter with respect to any reports or information disclosed by Licensee pursuant to Section 5 (Reports; Payments; Records) and (b) [***] years with respect to any other Licensee Confidential Information. Each party shall take all reasonable steps to protect the Confidential Information of the other party with the same degree of care used to protect its own confidential or proprietary information. Neither party shall use the Confidential Information of the other party for any purpose other than those contemplated by this Agreement. The foregoing obligations under this Section 11.1.2 (Obligations of Confidentiality) shall not apply to:

(a)

information that is known to the receiving party or independently developed by the receiving party prior to the time of disclosure without use of or reference to the other party’s Confidential Information, in each case, to the extent evidenced by contemporaneous written records;

(b)

information that is independently developed by the receiving party at or after the time of disclosure without use of or reference to the other party’s Confidential Information, to the extent evidenced by contemporaneous written records;

(c)	information disclosed to the receiving party by a third party that has a right to make such disclosure;

(d)	information that is or becomes generally known or available to the public, other than as a result of a breach of this Agreement by the receiving party; or

(e)

information that is required to be disclosed by order of the FDA, other Regulatory Authority or similar authority or a court of competent jurisdiction or other government authority or agency; provided that the parties shall use Commercially Reasonable Efforts to obtain confidential treatment of such information by the agency, authority, or court.

11.1.3

Permitted Disclosures. Notwithstanding Section 11.1 (Confidentiality), either party may disclose Confidential Information of the other party to the extent such disclosure is reasonably necessary in the following instances:

11.1.3.1

prosecuting or defending litigation in accordance with Article 7 of this Agreement; provided that the party making a disclosure under this Section 11.1.3.1 (Permitted Disclosures) shall seek confidential treatment, a protective order, or seek to file under seal if reasonably requested by the other party;

11.1.3.2

making filings with the Securities and Exchange Commission or foreign equivalent, any stock exchange or market, or any Regulatory Authorities, which shall include publicly disclosing or filing this Agreement as a “material agreement” in accordance with Applicable Law or applicable stock exchange regulations;

11.1.3.3

complying with Applicable Law or submitting information to governmental authorities; provided that if either party is required by Applicable Law to make any public disclosure of Confidential Information of the other party, to the extent the party so required may legally do so, it will give reasonable advance notice to the other party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise); and

11.1.3.4

in the case of Licensee as the receiving party, to its Affiliates and its and their prospective and actual acquirers, licensees, sublicensees, distributors, investors, lenders and underwriters, each of which prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality) (a) its and their employees, consultants, agents and advisors, on a need to know basis, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality), and (b) its and their accountants and lawyers, on a need to know basis, each of whom prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality).

11.1.3.5

in the case of Harvard as the receiving party, to Harvard’s prospective and actual licensees, acquirers of payment or equity rights, lenders and underwriters, each of which prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality) and (a) its and their employees, consultants, agents, and advisors, on a need to know basis, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality) and (b) its and their accountants and lawyers, on a need to know basis, each of whom prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality); provided that the disclosure to prospective or actual licensees (and the related persons noted in the foregoing clauses (a) and (b)) is limited to such Confidential Information of Licensee as is reasonably necessary for such prospective or actual licensee to conduct technical or legal due diligence or exercise its rights under the license granted or proposed to be granted under the Patent Rights to such actual or prospective licensee by Harvard; provided, further, that financial terms will not be included in any such disclosure to prospective or actual licensees that are not a Sublicensee coming into a direct license as provided for in this Agreement.

11.2	Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

11.3

No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.3 (No Security Interest) shall be null and void and of no legal effect.

11.4

Publicity. Notwithstanding anything to the contrary set forth in this Agreement, upon execution of this Agreement (or at a time thereafter to be agreed by the parties) each party may issue a press release announcing the existence of this Agreement, in the form attached hereto on Exhibit 11.4. Subject to the foregoing, Harvard will not issue any other press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of Licensee. After the issuance of such press release or other public disclosure by a party, the disclosing party may make subsequent public disclosures of the information in such press release without having to obtain the other party’s prior consent and approval so long as such information remains true, correct and the most current information with respect to the subject matters set forth therein, provided that any use of the Harvard Names in any such subsequent public disclosures shall remain subject to Section 11.5 (Use of Name).

11.5

Use of Name. Except as expressly provided below and in Section 11.4 (Publicity), Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “Harvard” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or any Harvard school, unit, division or affiliate (“Harvard Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of Harvard Names on the termination or expiration of this Agreement except as otherwise approved by Harvard. This restriction shall not apply to any information required by Applicable Law to be disclosed to any governmental entity.

11.6

Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

11.7

Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by e-mail, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 11.7 (Notices):

If to Licensee (other than invoices):	[***]

If to Licensee (invoices only):	[***]

If to Harvard:	[***]

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by e-mail, upon transmission and electronic confirmation of delivery; (c) by certified mail, as evidenced by the return receipt. If notice is sent by e-mail, a confirming copy of the same shall be sent by mail to the same address.

11.8

Dispute Resolution. If any dispute between the parties arises out of or relates to this Agreement (a “Dispute”), either party by written notice to the other party may have such issue referred for resolution to the Chief Executive Officer of Licensee, and the Chief Technology Development Officer of Harvard (collectively, the “Executive Officers”). The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to resolve the Dispute within [***] days after it is referred to them, then the parties may pursue all other rights and remedies available to them under this Agreement, including the right to terminate this Agreement, and the matter may be brought by a party as a Suit in a court of competent jurisdiction in accordance with Section 11.9 (Governing Law and Jurisdiction).

11.9

Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

11.10	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.11	Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.12

Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

11.13

Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.14

No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

11.15

Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other party, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement, in its entirety, and the rights, obligations and interests of such party (a) to any Third Party purchaser of all or substantially all of its assets or all of its equity, or to any Third Party successor corporation resulting from any merger or consolidation of such party with or into such corporation; or (b) with respect to such an assignment by Licensee, (x) to a wholly-owned Subsidiary of Licensee, provided that, notwithstanding such assignment, Licensee shall remain directly liable to Harvard, on behalf of itself and such wholly-owned Subsidiary, with respect to the acts and omissions of itself and such wholly-owned Subsidiary under the terms of this Agreement, or (y) after the end of the Success Payment Period and Licensee’s fulfillment of all of its obligations under Section 4.7 and Exhibit 4.7, to any Affiliate of Licensee; provided, in each case, the assignee agrees in writing to be bound by the terms of this Agreement, and a copy of such writing is provided to the other party within [***] business days after such assignment. For clarity, no assignment of this Agreement to an Affiliate of Licensee will relieve Licensee of its obligations pursuant to Section 4.7 and Exhibit 4.7 (Success Payments), and any assignee of this Agreement that is a wholly-owned Subsidiary of Licensee must remain a wholly-owned Subsidiary of Licensee until the end of the Success Payment Period and Licensee’s fulfillment of all of its obligations under Section 4.7 and Exhibit 4.7. In the event that Licensee assigns this Agreement to an Affiliate of Licensee, Licensee shall be deemed a Licensed Affiliate of such assignee. Any assignment purported or attempted to be made in violation of the terms of this Section 11.15 (Assignment and Successors) shall be null and void and of no legal effect.

11.16

Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.17

Construction; Interpretation. Each party hereto acknowledges and agrees that: (a) it or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive; and (e) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

11.18

Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, then it is the intention of the parties that such provision shall be null and void and deemed excised from this Agreement and the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

President and Fellows of Harvard College By: /s/ Jordan B. Grant Name: Jordan B. Grant Title: Director of Technology Transactions Office of Technology Development Harvard University	SANA BIOTECHNOLOGY, INC. By: /s/ Steve Harr Name: Steve Harr Title: CEO

Exhibit 1.29

Exclusions from Developing Country Category

India

Exhibit 1.73

Patent Rights

[***]

Exhibit 3.1.1

Development Milestones

[***]

Exhibit 4.1

Form of Stock Issuance Agreement

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Exhibit 4.7

Success Payments

1. Definitions. Capitalized terms used in this Exhibit that are not otherwise defined in the Agreement to which this Exhibit is attached shall have the following meanings:

1.1. “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2. “Fair Market Value” means the value of a share of Series A Preferred Stock as determined in accordance with Section 3 (Fair Market Value) of this Exhibit 4.7.

1.3. “Multiple of Initial Equity” means the quotient of (a) the Success Payment Value divided by (b) the weighted average price per share of the Series A Preferred Stock sold by Licensee to the Series A Investors prior to the sale of any Series B Preferred Stock (i.e., $1.00 per share) (in the case of each of clauses (a) and (b), as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

1.4. “Series A Preferred Stock” means Licensee’s Series A Preferred Stock, par value $0.0001 per share, and any securities received upon conversion thereof or in exchange therefor. After a Licensee Sale (as defined below) or Stock Sale (as defined below) in which the Success Payment Period has not terminated as a result thereof, then each share of Series A Preferred Stock shall be deemed to reflect any securities received upon conversion of or in exchange for a share of Series A Preferred Stock and, to the extent not included in clause (i) of the definition of Success Payment Value as of a Valuation Date, any other consideration issued, paid or exchanged for a share of Series A Preferred Stock in the Licensee Sale or Stock Sale.

1.5. “Success Payment Amount” means [***].

1.6. “Success Payment Date” means (a) with respect to any Success Payment arising as a result of an IPO Valuation Date, each such IPO Valuation Date (plus a [***] day grace period at Licensee’s option if Licensee is evaluating in good faith whether to undertake a capital market transaction during the grace period such as a follow-on offering, provided that no grace period shall be available to Licensee as a result of a secondary offering with no primary offering component and Licensee shall not institute such grace period more than [***] during the Success

Payment Period), (b) with respect to any Success Payment arising as a result of a Licensee Sale Valuation Date, the earlier of (i) the date on which any proceeds from the Licensee Sale are paid or distributed to any stockholder and (ii) the date that is [***] days after the Licensee Sale Valuation Date, (c) with respect to any Success Payment arising as a result of a Stock Sale Valuation Date or Private Company Financing Valuation Date, the date that is [***] days after the Valuation Date pursuant to which such Success Payment obligation arises, and (d) with respect to any other Success Payment, the date that is the Valuation Date pursuant to which such Success Payment obligation arises.

1.7. “Success Payment Period” means the period of time that commences on the Effective Date and terminates upon the earliest of:

1.7.1. the [***] anniversary of the Effective Date;

1.7.2. consummation of an Asset Sale (a) to an entity that is not an Affiliate of Licensee and (b) in which the stockholders of Licensee immediately prior to such transaction own less than [***] of the shares or other equity interests in the entity that acquires all or substantially all of Licensee’s assets immediately after such transaction;

1.7.3. consummation of a Merger (a) with or into another entity that is not an Affiliate of Licensee and (b) in which the stockholders of Licensee immediately prior to such transaction own less than [***] of the shares or other equity interests in the surviving entity immediately after such transaction; and

1.7.4. consummation of a Stock Sale, or series of Stock Sales, in which the Series A Investors transfer at least [***] of the shares of Licensee capital stock held by such entities to a third party that is not an Affiliate of Licensee; provided, however, that Stock Sales consummated after consummation of an Asset Sale or Merger or the Public Company Date shall not be considered for purposes of this Section 1.7.4 (Success Payment Period).

1.8. For clarity, notwithstanding the terms in Section 1.7.4 (Success Payment Period) above, in the event that the acquiring entity in a Stock Sale is a strategic investor that was not a Series A Investor and that, immediately prior to such Stock Sale owned more than [***] of the shares or other equity interests in Licensee, and all the other stockholders of Licensee immediately prior to such transaction own less than [***] of the shares or other equity interests of the surviving entity immediately after such transaction, then the Success Payment Period shall be deemed to have expired [***].

1.9. “Success Payment Value” means, with respect to each share of Series A Preferred Stock and as of any Valuation Date, the aggregate of (i) all dividends and other distributions (including the fair market value of non-cash distributions) made to the holders of Series A Preferred Stock with respect to each such share on or before the Valuation Date and (ii) the Fair Market Value of each such share of Series A Preferred Stock (excluding any dividends and other distributions included under the foregoing clause (i)) as of such Valuation Date.

1.10. “Valuation Date” is each of the following dates that occur during the Success Payment Period:

1.10.1. the last day (each, an “IPO Valuation Date”) of each calendar month, commencing with the first such date that falls after the [***] anniversary of (a) the closing of an Initial Public Offering or (b) such time as the shares of common stock of Licensee or its Affiliate otherwise become publicly traded (such dates set forth in clauses (a) and (b) are each referred to as a “Public Company Date”);

1.10.2. the date on which Licensee sells, leases, transfers or exclusively licenses all or substantially all of its assets (an “Asset Sale”), other than an Asset Sale to an entity in which the stockholders of Licensee immediately prior to such transaction own a majority of the shares or other equity interests in the entity that acquires all or substantially all of Licensee’s assets, provided that no dividend, distribution or other consideration (other than shares or other equity interests in the acquiring entity) is paid to any stockholders of Licensee (other than incentive compensation payments to employees of and consultants to Licensee);

1.10.3. the date on which Licensee merges or consolidates with or into another entity (a “Merger” and together with an Asset Sale, a “Licensee Sale,” and the Valuation Date triggered thereby, each a “Licensee Sale Valuation Date”), other than a Merger in which the stockholders of Licensee immediately prior to such transaction own a majority of the shares or other equity interests in the surviving entity, provided that no dividend, distribution or other consideration (other than shares or other equity interests in the surviving entity) is paid to any stockholders of Licensee (other than incentive compensation payments to employees of and consultants to Licensee);

1.10.4. the date on which the Series A Investors have transferred, in a single transaction or series of transactions, a majority of their shares of Licensee capital stock held by them on such date to a third party (a “Stock Sale”);

1.10.5. any date prior to the Public Company Date on which Licensee sells its equity securities (either common stock or preferred stock) to a Third Party investor in a financing transaction raising at least $[***] (excluding any equity securities sold to one or more of Licensee’s strategic development or commercialization partners not in connection with a financing round of Licensee) (each such date a “Private Company Financing Date”); and

1.10.6. the last day of the Success Payment Period.

2. Success Payments. On each Valuation Date during the Success Payment Period, Licensee shall determine the Fair Market Value with respect to each share of Series A Preferred Stock as of such Valuation Date. If the Multiple of Initial Equity as determined with respect to such Valuation Date is equal to or exceeds any of the values of the Multiple of Initial Equity set forth in the table below (the “Trigger Values”), Licensee shall notify Harvard within [***] calendar days of such Valuation Date and pay to Harvard a payment equal to the Success Payment Amount. Such Success Payment Amount shall be payable within [***] days of the Success Payment Date with respect to such Success Payment Amount, in cash. [***]

Notwithstanding any termination of the Success Payment Period, Licensee’s obligation to pay the Success Payment Amount earned with respect to a transaction (taking account of all payments received under such transaction, including post-closing payments), shall survive such termination of the Success Payment Period until such payment has actually been made in full. Furthermore, notwithstanding any termination of the Success Payment Period or any other provision to the contrary herein, any post-closing payments will be aggregated with all prior payments made at the closing of the applicable transaction for purposes of determining the Success Payment Value and any Success Payment Amount due, with the Success Payment Value and the Success Payment Amount being recalculated as post-closing payments are received, and giving such post-closing payment the same weight in the calculation of the Success Payment Amount as payments that had already been received pursuant to the transaction as of its Valuation Date.

For purposes of this Section 2 (Success Payments) of this Exhibit 4.7 (and the other provisions of this Section 2 (Success Payments) to the extent necessary for the application or interpretation of the terms of this Section 2 (Success Payments)), the term “Licensee” shall include the term “Acquirer.”

3. Fair Market Value. The Fair Market Value with respect to each share of Series A Preferred Stock as of any Valuation Date shall be determined as follows:

3.1.1. With respect to any Success Payment arising as a result of the IPO Valuation Date, the “Fair Market Value” will be the volume weighted average of the closing trading prices of a share of the common stock of Licensee over the [***] day period ending on the applicable Valuation Date.

3.1.2. With respect to any Valuation Date in which the sole consideration received for each share of Series A Preferred Stock is cash, the “Fair Market Value” will be the cash received for each share of Series A Preferred Stock.

3.1.3. With respect to any Valuation Date in which the consideration received for each share of Series A Preferred Stock is other than solely cash, then the “Fair Market Value” shall be the cash, marketable securities, or other property received for each share of Licensee’s Series A Preferred Stock in such transaction, determined as set forth below and in accordance with the Fair Market Value Methodology (as defined in Section 4.5 (Notice of and Object to Fair Market Value) of this Exhibit 4.7).

4. Notice of and Objection to Fair Market Value.

4.1. Within [***] calendar days of the Valuation Date, Licensee shall deliver to Harvard a proposed Fair Market Value by written notice (the “Licensee Notice”), which notice shall include a description of the method used to calculate, and the details of the calculation of, such Fair Market Value. If Harvard does not object to such written notice by delivering written notice to Licensee of Harvard’s objection within [***] calendar days (an “Objection Notice”), the Fair Market Value shall be the Fair Market Value proposed in such Licensee Notice. Within [***] calendar days of the delivery of such Objection Notice (the end of such [***] calendar day period being the “Trigger Date”), each of Harvard and Licensee shall consult with each other and attempt in good faith to agree upon a Fair Market Value with the Fair Market Value being the price so agreed in writing if agreement is reached within such time period.

4.2. If Harvard and Licensee fail to mutually agree on a Fair Market Value by the Trigger Date, then a person(s) selected in accordance with the provisions of Section 4.4 (Notice of and Object to Fair Market Value) of this Exhibit 4.7, to act as an expert and not as an arbitrator (the “Valuation Expert”), at the expense of each of Harvard and Licensee in equal proportions, for the purpose of making the determination referred to here, with such Valuation Expert instructed to determine its independent estimate of the Fair Market Value (the “Valuation Expert’s Estimate”) in accordance with the Fair Market Value Methodology within [***] calendar days after being appointed (it being understood that neither party shall provide the Valuation Expert with its respective Fair Market Value Notices nor disclose to such Valuation Expert the contents thereof and that the parties shall make available to such Valuation Expert access on a confidential basis to such books, accounts, records and forecasts as reasonably requested and believed to be necessary to determine the Fair Market Value).

4.3. The Fair Market Value shall then conclusively be deemed to equal the Valuation Expert’s Estimate, and such value shall be final and binding on the parties hereto (it being understood that for the avoidance of doubt no party shall be able to contest the Valuation Expert’s Estimate based on any claim of non-adherence to the Fair Market Value Methodology).

4.4. If Licensee and Harvard fail to mutually agree on a Valuation Expert within [***] days of the Trigger Date, each of Licensee and Harvard shall, within [***] calendar days thereafter, appoint [***] independent public accountants (that shall each not be an Affiliate or service provider of any of Licensee or its Affiliates or Harvard at the time of arbitration), who shall try to mutually agree on a third party Valuation Expert. If such independent public accountants fail to mutually agree on such Valuation Expert within [***] calendar days from appointment, each of such independent public accountants shall appoint [***] additional independent public accountants within [***] calendar days, and the Valuation Expert will be selected from among the [***] independent public accountants by drawing lots. The Success Payment Date will be extended by up to [***] calendar days if necessary to complete the process of designation of the Valuation Expert.

4.5. All Fair Market Value determinations set forth in any Fair Market Value Notice pursuant to this Exhibit 4.7 and all valuations estimated and/or determined by the Valuation Expert must adhere to the following requirements (the “Fair Market Value Methodology”):

4.5.1. subject to the below, be in accordance with industry standard valuation methodologies including but not limited to revenues, price-earnings ratio, free cash flow, EBITDA multiples or other appropriate metrics;

4.5.2. be, subject to Section 4.5.3 (Notice of and Object to Fair Market Value) of this Exhibit 4.7, based on the actual historical results of the operations of Licensee as reflected on its audited and unaudited financial statements and reasonable forecasts of up to [***] years assuming ordinary course of operations of Licensee consistent with past practice unless Licensee’s results of operations show a loss for any portion of such period; and

4.5.3. for the avoidance of doubt, specifically, take into full account the working capital balances of Licensee and assume that any financial indebtedness or negative working capital balances of Licensee are paid off or offset in full with available cash (with the consequences or repayment or failure to offset with available cash transferred reflected as a degradation to the Fair Market Value).

EXHIBIT 11.4

Press Release

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